Exhibit 8
October 14, 2005
Kinder Morgan Management, LLC
Kinder Morgan, Inc.
500 Dallas Street, Suite 1000
Houston, Texas 77002
Ladies and Gentlemen:
We have acted as counsel to (i) Kinder Morgan Management, LLC, a Delaware limited liability company (the “Company”), and (ii) Kinder Morgan, Inc., a Kansas corporation (“KMI”), in connection with the registration of the sale by KMI of up to 3,000,000 shares representing limited liability company interests (such shares to be sold, the “Shares,” which term shall also include an indeterminate number of shares that may be issued to KMI in connection with a share split, share dividend, recapitalization or similar event or adjustment in the number of Shares) of the Company. A Registration Statement on Form S-3 (the “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), by the Company with respect to the Shares and by KMI with respect to the obligation of KMI to purchase Shares in certain circumstances as specified in the Purchase Provisions attached as Annex B to and made a part of the Second Amended and Restated Limited Liability Company Agreement of the Company.
We have examined originals or copies of the Registration Statement and such other documents and records as we have deemed necessary and relevant for the purposes hereof. In addition, we have relied on certificates of officers of the Company, and of public officials and others as to certain matters of fact relating to this opinion and have made such investigation of law as we have deemed necessary and relevant as a basis hereof. In such examination and investigation, we have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, the due execution and delivery of all documents by the parties thereto and the truthfulness of all statements of fact contained therein.
Based on the foregoing, all statements of legal conclusions in the Registration Statement under the caption “Material Tax Considerations,” unless otherwise noted, constitute our opinion with respect to the matters set forth therein as of the effective date of the Registration Statement.

Kinder Morgan Management, LLC
Kinder Morgan, Inc.
October 14, 2005

We hereby consent to the filing of this opinion with the Commission as Exhibit 8 to the Registration Statement and to the references to our firm under the heading “Material Tax Considerations” in the prospectus included in the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations thereunder.
Very truly yours,
/s/ Bracewell & Giuliani LLP
Bracewell & Giuliani LLP